Exhibit 99.1

THE STEAK N SHAKE COMPANY REPORTS FISCAL FIRST QUARTER 2005 RESULTS

First Quarter Same Store Sales Increase 7.8%, Net Earnings Increase 11.8%

INDIANAPOLIS, January 26, 2005/PRNewswire -- The Steak n Shake Company (NYSE:SNS) today announced its revenues and earnings for the fiscal first quarter 2005 ended December 22, 2004.

Highlights of the first quarter include:
    ·    Total revenues increased 10.5% to $126.5 million versus $114.5 million
    ·    Same store sales for Company-owned restaurants increased 7.8%
    ·    Net earnings increased 11.8% to $5.1 million versus $4.6 million
    ·    Diluted earnings per share were $0.18 compared to $0.17

Fiscal First Quarter 2005 Results
Net sales for the fiscal first quarter 2005 grew 10.6% to $125.5 million compared to the same quarter last year. Same store sales for Company-owned restaurants during the fiscal first quarter 2005 increased 7.8%, marking the eighth consecutive quarter that Steak n Shake has reported positive same store sales.

Net earnings for the fiscal first quarter 2005 were $5.1 million, or $0.18 per diluted share, compared to $4.6 million, or $0.17 per diluted share, in the prior year quarter.

Peter Dunn, President and Chief Executive Officer commented, "The Company’s limited-time holiday milk shakes helped drive another strong quarter of positive same store sales. While tomato, dairy and beef costs were higher than last year, we were able to leverage our labor costs as a result of strong same store sales and better restaurant-level execution."

Mr. Dunn continued, "In fiscal 2005, our primary goal is to focus on the fundamentals of the Virtuous Cycle which includes making critical investments in store level leadership and infrastructure. We believe this will lead to accelerated store expansion, and should support sustained earnings growth over the long-term."

As of December 22, 2004, there were 429 Steak n Shake restaurants operating in 19 states, including 368 Company-owned restaurants and 61 franchised units. During the quarter, the Company opened three new restaurants in Indiana and Michigan and one franchised restaurant in Charlotte, North Carolina.

On November 5, 2004, the Company entered into an agreement to acquire Kelley Restaurants Inc, its largest franchisee, in a cash merger transaction for approximately $17.5 million, net of debt being assumed. Kelley Restaurants, Inc. was the Company’s largest franchisee, operating 16 Steak n Shake restaurants in the Atlanta, Georgia and Charlotte, North Carolina markets. The transaction closed on December 29, 2004.

2005 Guidance
For the fiscal year 2005, the Company reaffirmed diluted earnings per share guidance in the range of $1.08-$1.11, inclusive of the Kelley Restaurants acquisition. Same store sales growth is expected to be between 2%-3%. The Company also reiterated that it anticipates opening 18-24 new Company-owned restaurants throughout fiscal year 2005 and at least 26 Company-owned restaurants in fiscal year 2006.

Investor Conference Call and Webcast
The Steak n Shake Company will broadcast its investor conference call live over the Internet at 5:00 p.m. Eastern Time, 4:00 p.m. Central Time today, Wednesday, January 26, 2005. Hosting the call will be Peter M. Dunn, President and Chief Executive Officer, and Jeffrey A. Blade, Senior Vice President and Chief Financial Officer.

Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.steaknshake.com. The on-line replay will be available for a limited time immediately following the call.

The call can also be accessed live over the phone by dialing 1-800-289-0507, or for international callers, 1-913-981-5540. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112, or for international callers, 1-719-457-0820 and entering passcode number 4510734. The replay will be available until February 4, 2005.

About Steak n Shake
Steak n Shake is a full service, casual dining restaurant serving a core menu of its famous Steakburger TM sandwiches, thin ‘n crispy french fries, old fashioned hand-dipped milk shakes, chili, home style soups, fresh salads, a variety of desserts and breakfast. All of the food is prepared to the guest’s order and served by friendly, well-trained associates. Steak n Shake restaurants feature fullservice dining areas, counter service and drive-thru windows and are open 24 hours a day, seven days a week.

This press release contains forward-looking information. In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures, or other financial items, and assumptions underlying any of the foregoing. Forward-looking statements reflect management’s current expectations regarding future events and use words such as "anticipate", "believe", "expect", "may", "will", and other similar terminology. These statements speak only as of the date they were made and involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Several factors, many beyond our control, could cause actual results to differ significantly from our expectations, such as the following: effectiveness of operating initiatives; changes in economic conditions; effectiveness of advertising and marketing initiatives; harsh weather conditions, primarily in the first and second quarters; availability and cost of qualified restaurant personnel; changes in consumer tastes; changes in consumer behavior based on publicity or concerns relating to food safety or food-borne illnesses; effectiveness of our expansion plans; changes in minimum wage rates; changes in food commodity prices; completion of merger or acquisitions and successful integration of those transactions; and changes in applicable accounting policies and practices. The foregoing list of important factors is not intended to be all-inclusive as other general market, industry, economic, and political factors may also impact our operations. Readers are cautioned not to place undue reliance on our forward-looking statements, as we assume no obligation to update forward-looking statements. For further information, refer to the Company’s Annual Report on Form 10-K for the year ended September 29, 2004.

Contact:  Jeffrey A. Blade
Jeff.blade@steaknshake.com
www.steaknshake.com
(317) 633-4100

THE STEAK N SHAKE COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS

	TWELVE
	WEEKS ENDED
	12/22/2004	12/17/2003
(Amounts in $000's, except share and per share data)	(UNAUDITED)	(UNAUDITED)
Revenues
Net sales	$125,504	$113,516
Franchise fees	1,023	957
	126,527	114,473
Costs and Expenses
Cost of sales	29,626	26,571
Restaurant operating costs	62,522	57,133
General and administrative	10,831	9,135
Depreciation and amortization	5,701	5,553
Marketing	5,090	4,224
Interest	2,790	3,007
Rent	2,117	1,897
Pre-opening costs	559	380
Other income, net	(482)	(514)
	118,754	107,386

Earnings Before Income Taxes	7,773	7,087

Income Taxes	2,642	2,497

Net Earnings	$5,131	$4,590

Net Earnings Per Common and
Common Equivalent Share:
Basic	$0.19	$0.17
Diluted	$0.18	$0.17

Weighted Average Shares
and Equivalents:
Basic	27,355,272	27,190,222
Diluted	27,886,772	27,498,629

THE STEAK N SHAKE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	12/22/2004	9/29/2004
(Amounts in $000's)	(UNAUDITED)
Assets
Current assets	$50,306	$45,400
Property and equipment - net	389,574	382,868
Other assets	5,239	5,195

Total assets	$445,119	$433,463

Liabilities and Shareholders' Equity
Current liabilities	$65,751	$58,940
Deferred income taxes and credits	3,369	3,407
Obligations under capital leases	141,077	141,972
Senior note	9,429	9,429
Shareholders' equity	225,493	219,715

Total liabilities and shareholders' equity	$445,119	$433,463